Exhibit 99.1

KALVISTA PHARMACEUTICALS LIMITED (COMPANY NO. 7543947)

ENTERPRISE MANAGEMENT INCENTIVES SCHEME

RULES

ADOPTED BY THE DIRECTORS ON 26TH JULY 2011

AMENDED BY THE DIRECTORS ON 30th SEPTEMBER 2016

RULES OF THE KALVISTA PHARMACEUTICALS LIMITED

ENTERPRISE MANAGEMENT INCENTIVES SCHEME

1.	DEFINITIONS

1.1	In this Scheme, except where the context otherwise requires, the words and expressions set out below will bear the following meanings, namely:

“Acquiring Company”	the meaning ascribed to it in paragraph 39 of Schedule 5;

“Administrator”	means the Board or any of its committees as shall be administering this Scheme;

“Agreement”	the agreement entered into by an Eligible Employee, the Grantor and (if the Company is not the Grantor), the Company, which grants an Option in such form as the Directors will from time to time determine pursuant to which an Option is granted;

“AIM”	the AIM market of the London Stock Exchange;

“Articles”	the Company’s articles of association from time to time;

“Change in Control”	means the occurrence of any of the following events:

	a)	Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities, except that any change in the beneficial ownership of the securities of the Company as a result of a private financing of the Company that is approved by the Board, shall not be deemed to be a Change in Control; or

	b)	The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or

	c)	The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

“Code”	means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successive or amended Section of the Code;

“Committed Time”	has the meaning given in paragraph 26 of Schedule 5;

“Company”	KalVista Pharmaceuticals Limited (Company No. 7543947);

“Control”	the meaning ascribed to it in Schedule 5 and derivative terms shall be construed accordingly;

“Date of Grant”	in respect of an Option, the date on which the Agreement is entered into;

“Directors”	the board of directors of the Company from time to time or a duly authorised committee of such directors;

“Disqualifying Event”	an event that is (or is to be treated as) a disqualifying event as specified in sections 533 to 539 inclusive of ITEPA;

“Eligible Employee”	an individual who is a bona fide employee of the Group and, in relation to EMI Options, whose Committed Time is at least 25 hours per week or, if less, 75% of his Working Time and who, in relation to EMI Options, is not precluded from such participation because he has a material interest as set out in paragraphs 28 to 33 inclusive of Schedule 5;

“EMI Option”	an Option which satisfies the relevant provisions of Schedule 5;

“Employer Company”	the company by reference to whose employment the Committed Time requirement is met by the Eligible Employee in respect of EMI Options or, if the Option is an Unapproved Option, the employing company of the Eligible Employee;

“Exchange Act”	means the Securities Exchange Act of 1934, as amended;

“Exchange Offer”	has the meaning ascribed to it in Rule 6.11;

“Exit”	a Sale, Takeover and a Listing;

“Good Leaver”	means either:

	a)	an Option Holder who ceases to be an employee or director of a Group Company by reason of:

		(i)	death;

		(ii)	illness (including mental illness) in each case as evidenced to the satisfaction of the Directors;

		(iii)	a permanent disability or permanent incapacity through ill health;

		(iv)	dismissal by the Company or any Group Company which is determined by an employment tribunal, or at a court of competent jurisdiction from which there is no right of appeal, to be wrongful or constructive; or

		(v)	is deemed a Good Leaver by a resolution of the Board (acting with prior written consent of the holders of at least 66.6% of the Series A Preferred Shares held by those persons who are defined as

Investors in the shareholders’ agreement in respect of the Company dated 23 May 2011; or

	b)	an Option Holder who remains an employee or director of a Group Company but becomes entitled by reason of illness or disablement giving rise to permanent incapacity to receive benefits under the permanent health insurance scheme of the Company (and, for the avoidance of doubt, the date on which an Option Holder becomes entitled to receive such benefits shall be treated as the date of cessation of his employment for the purposes of these Rules);

“Grantor”	the Company or such other person or entity authorised by the Directors to grant an Option including a Trustee;

“Group”	the Company and any of its Qualifying Subsidiaries, or where the context permits, any one or more of them, and references to “member of the Group” or “Group Company” shall be construed accordingly;

“HMRC”	Her Majesty’s Revenue and Customs;

“Individual Limit”	the limit on the market value of Shares subject to EMI Options which may be granted to an Eligible Employee as set out in paragraphs 5 and 6 of Schedule 5;

“ITEPA”	the Income Tax (Earnings and Pensions) Act 2003;

“Listing”	the listing of or admission to trading of any part of the Company’s, or any holding company of the Company, Shares (or any other equity capital of the Company from time to time which replaces the Shares) on a recognised i nvestment exchange, an overseas investment exchange (as defined in the Financial Services and Markets Act 2000) or the AIM market of the London Stock Exchange plc;

“Market Value”	the meaning ascribed to it in Part VIII of the Taxation of Chargeable Gains Act 1992;

“New Option”	the meaning ascribed to it in Rule 8.1;

“Option”	a right to acquire Shares granted to an Eligible Employee under this Scheme (or, where the context so admits, such a right which is proposed to be granted) which will be either, in whole or in part, an EMI Option or an Unapproved Option;

“Option Holder”	a person holding an Option or where applicable his personal representatives;

“Option Price”	in respect of an Option, the price per Share to be paid by the relevant Option Holder on the exercise of the Option, which will be such price as the Directors in their absolute discretion determine save that, where the exercise of the Option is to be satisfied by the issue of new Shares, the price will not be less than the nominal value of a Share;

“Parent”	means a “parent corporation, “ whether now or hereafter existing, as defined in Section 424(e) of the Code;

“Performance Target”	in respect of an Option, any objective or target by reference to which the exercise of an Option is expressed to be conditional provided that it is capable of being met within 10 years of the Date of Grant;

“Qualifying Exchange of Shares”	an exchange of shares which meets the conditions of Part 6 of Schedule 5;

“Qualifying Subsidiary”	a Subsidiary which (a) qualifies under paragraph 11 of Schedule 5; or (b) is a property managing subsidiary qualifying as a 90% subsidiary of the Company as defined under paragraphs 11A and 11B of Schedule 5;

“Relevant Event”	any variation in the share capital of the Company arising from any reduction, sub-division or consolidation of capital or issue of shares by way of capitalisation of profits or reserves or by way of rights or any other variation of the Company’s share capital;

“Replacement Period”	one of the periods referred to in paragraph 42 of Schedule 5;

“Rules”	the rules of the Scheme as from time to time amended;

“Sale”	the sale as a going concern of the whole or a substantial part by value (to be determined in the absolute discretion of the Directors) of the assets or business of the Company and its Subsidiaries;

“Schedule 5”	Schedule 5 to ITEPA;

“Scheme”	this scheme as from time to time amended in accordance with its provisions;

“Securities Market”	any market which is listed under Part II, Part III or Part IV of Schedule 3 to the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005, AIM or any other market or exchange to be determined at the discretion of the Directors;

“Series A Preferred Shares”	the Series A convertible preferred ordinary shares of £0.001 each in the capital of the Company;

“Share”	an ordinary share of £0.001 in the capital of the Company which is fully paid up and non- redeemable;

“Subsidiary”	has the meaning ascribed to it in paragraph 10 of Schedule 5;

“Summary Dismissal”	means the termination of the employment contract between the Option Holder and the Company which allows the Company to terminate without notice or pay in lieu of notice under the employment contract;

“Takeover”	the sale of any part of the issued Shares or the issued Series A Preferred Shares to any person other than, unless the Directors determine otherwise, the Investors (as defined in the shareholders’ agreement dated 23 May 2011) resulting in that person together with any person acting in concert (within the meaning given in the City Code on Takeovers and Mergers as in force at the date of the adoption of the Articles) with such person holding more than 50% of the issued Shares and the issued Series A Preferred Shares and, for the purpose of this definition, the persons who are holders of the Series A Preferred Shares shall not be deemed to be acting in concert with each other;

“Tax Liability”	has the meaning ascribed to it in Rule 7.3.3;

“Trustee”	the trustee of any employee benefit trust established by any member of the Group;

“UK Listing Authority”	the Financial Services Authority acting in its capacity as the competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000;

“Unapproved Option”	an Option to the extent that it fails to satisfy the requirements of Schedule 5 or an Option that is stated in the relevant Agreement to be an “Unapproved Option” in whole or in part; and

“Vested”	in relation to all or any part of the Option, as appropriate, when any Performance Target and/or other condition (including, for the avoidance of doubt, the affluxion of time) has been satisfied, as confirmed by the Directors (or, where relevant, waived) and “Vesting” and “Vest” shall be construed accordingly. For the avoidance of doubt, unless stated otherwise, an Option which Vests does not automatically become exercisable; and

“Working Time”	has the meaning ascribed to it in paragraph 27 of Schedule 5.

1.2	In this Scheme any reference to a statutory provision will be deemed to include that provision as it may from time to time be consolidated, amended or re-enacted, and will include a reference to any subordinate legislation or regulation created thereunder and wherever the context so admits or requires, the singular will include the plural and vice versa and the masculine will include the feminine.

1.3	The headings are for the sake of convenience only and should be ignored when construing the Rules.

2.	GRANT OF OPTIONS

2.1	Subject to and in accordance with the Rules, an Option may, with the consent of the Directors, be granted by the Grantor to any Eligible Employee at any time. An Option that meets the provisions of Schedule 5 at the Date of Grant will be an EMI Option unless stated to be an Unapproved Option.

2.2	The Grantor will only grant an EMI Option to an Eligible Employee if the Option is granted for commercial reasons in order to recruit or retain the Eligible Employee and not as part of a scheme or arrangement the main purpose, or one of the main purposes, of which is the avoidance of tax.

2.3	The Grantor will only grant an EMI Option if at the Date of Grant the Company or the Group meets the trading activities requirements of paragraphs 13 or 14 (as appropriate) of Schedule 5. Any Option granted when those trading activity requirements are not satisfied will be an Unapproved Option.

2.4	The Grantor will only grant an EMI Option if the gross assets of the Company (or, if the Company is a member of a Group, the gross assets of the Group) are less than £30 million (or such other amount as may from time to time be specified in Schedule 5) determined in accordance with Schedule 5 and prevailing HMRC practice at the Date of Grant. Any Option granted when the gross assets requirement is not satisfied will be an Unapproved Option.

2.5	EMI Options will only be granted if the Company’s Subsidiaries are all then Qualifying Subsidiaries. Any Option granted when the Company’s Subsidiaries are not all Qualifying Subsidiaries will be an Unapproved Option.

2.6	An Option will not be granted unless the Directors are satisfied that such grant would not be in breach of any applicable laws, codes or regulations relating to the acquisition of securities or any internal dealing code of the Company.

2.7	The exercise of an Option may be subject to the satisfaction of Performance Target(s) imposed by the Directors at the Date of Grant.

2.8	In order to grant an Option to an Eligible Employee, the Grantor and the Eligible Employee and (where the Company is not the Grantor), the Company will enter into an Agreement. The Agreement will include:

2.8.1	the Date of Grant of the Option;

2.8.2	if the Option is an EMI Option, a statement that the Option is granted under the provisions of Schedule 5;

2.8.3	the number, or maximum number, of Shares that may be acquired on exercise of the Option;

2.8.4	the Option Price, or the method by which that Option Price is to be determined;

2.8.5	details of how and when the Option is capable of being exercised (by reference to the Rules or otherwise);

2.8.6	details of any Performance Target(s) or other conditions attaching to the Option (if any); and

2.8.7	details of any restrictions attaching to the Shares under Option.

2.9	The provisions of Rule 6 may, when an Option is granted, be excluded, varied or added to in the Agreement, in the absolute discretion of the Directors.

2.10	Subject to any right of an Option Holder’s personal representatives to exercise an Option following an Option Holder’s death, every Option will be personal to the Eligible Employee to whom it is granted and will not be capable of being transferred, assigned or charged.

3.	CONDITIONS OF EXERCISE

3.1	After an Option has been granted, the Directors may, acting fairly and reasonably if they consider it appropriate, vary or waive the Performance Target(s) or other conditions attaching to such Option PROVIDED THAT in respect of a variation, unless the Agreement provides to the contrary, no such variation will be made unless the Performance Targets or other conditions remain objective and an event or events have occurred in consequence of which the Directors reasonably consider that the terms of the Performance Target(s) or other conditions should be so varied for the purpose of ensuring that either:

3.1.1	the objective criteria against which the performance of the Group Company or Group (or any part of it) or the Option Holder will then be measured will be a fairer measure of such performance; or

3.1.2	any amended Performance Target(s) will afford a more effective incentive to the Option Holder and will not be materially more difficult to satisfy than the Performance Target(s) when first set.

3.2	The Directors will notify all relevant Option Holders in writing of any variation or waiver of existing Performance Target(s) or conditions made pursuant to Rule 3.1.

4.	INDIVIDUAL LIMITS

4.1	If an Option Holder has been granted option(s) over shares in the Group which are EMI Options (or option(s) over shares in the Group under a scheme approved by HMRC under schedule 4 to ITEPA) and which in aggregate have a Market Value (calculated at the relevant Date of Grant and, if the shares in the Group are “restricted securities” as defined in paragraph 5 of Schedule 5, calculated as if they were not restricted securities) equal to the Individual Limit (whether or not such options have been exercised or released) any Option granted to him within 3 years of the date on which he was last granted an option which was an EMI Option, in whole or in part, will unless otherwise agreed with HMRC (or otherwise treated in accordance with HMRC practice), be an Unapproved Option.

4.2	To the extent that the grant of an Option purported to be an EMI Option to an Eligible Employee would cause the Individual Limit to be exceeded, the proportion of the Option which exceeds the Individual Limit will be an Unapproved Option.

5.	SCHEME LIMITS

5.1	Subject to Rule 5.2 below, the total number of Shares which may be placed under option under this Scheme (and in respect of which it is proposed to be satisfied using newly issued Shares) may not exceed 558,250. This number shall be treated as having increased or decreased as appropriate following any Relevant Event.

5.2	For the purpose of calculating the limit contained in Rule 5.1 any Shares comprised in any Option which has been cancelled or waived or has otherwise lapsed without being exercised shall be disregarded.

5.3	The total Market Value of shares in the Company (having been calculated at the Date of Grant of the relevant EMI Option and, if the shares in the Company are “restricted securities” as defined in paragraph 5 of Schedule 5, calculated as if they were not restricted securities) in respect of which unexercised EMI Options exist on any given day must not exceed £3 million (or such other amount as may from time to time be specified in Schedule 5).

6.	RIGHTS OF EXERCISE AND LAPSE OF OPTIONS

6.1	An Option shall Vest in accordance with the Agreement.

6.2	Save as provided in the Agreement, an Option will only become exercisable in accordance with this Rule 6 and Rule 9.

6.3	Save as provided in the Agreement and Rule 6.5 (Good Leavers), an Option may only be exercised by an Option Holder whilst he is an employee of a Group Company.

6.4	If an Option Holder ceases (whether directly or indirectly) to be an employee of any Group Company (and does not immediately become an employee of another Group Company) or gives or receives notice to cease to be an employee of any Group Company, in both cases, for any reason other than as a Good Leaver, the Option (regardless of the extent to which it has Vested) shall lapse in its entirety on the date of cessation or, if earlier, the date on which the Option Holder gives or receives notice to terminate his employment.

6.5	In the event that an Option Holder becomes a Good Leaver, the Option shall unless the Directors determine that the Option shall become exercisable to a greater extent, become exercisable to the extent Vested as at the date of cessation of employment of the Option Holder as a Good Leaver (taking into account the extent to which any Performance Target(s) have been satisfied as at the date of cessation). For the avoidance of doubt, the Option shall not continue to Vest after the date the Option Holder becomes a Good Leaver and any part of the Option that does not Vest in accordance with this Rule 6.5 shall lapse on the date of cessation of employment as a Good Leaver. To the extent that an Option Vests pursuant to this Rule 6.5, it may be exercised (in the event of death, by the Option Holder’s personal representative) during the period of 40 days (or such other period at the Directors shall reasonably determine, not to exceed 12 months in the event of death of the Option Holder) following the date the Option Holder becomes a Good Leaver.

6.6	In relation to a Disqualifying Event, other than a Disqualifying Event dealt with in Rules 6.4 and/or 6.5, the Directors may determine that an Option may be exercised immediately before or during the period of 40 days (or such other period as they in their absolute discretion determine) following the Disqualifying Event. Where the Directors determine that an Option may be exercised they will also determine the extent to which it can be exercised and the period within which it can be exercised and, in doing so, may take into account the extent to which an Option has Vested in accordance with the Agreement, including, for the avoidance of doubt, the extent to which any Performance Target(s) have been satisfied.

6.7	Subject to Rule 6.11, in the event of an Exit in connection with which a roll-over is not offered in accordance with Rule 8, an Option, to the extent it has not already lapsed, shall become exercisable in full (regardless of the extent to which it has Vested) and may be exercised in accordance with Rules 6.8, 6.9 and 7.

6.7A	In the event of an Exit in connection with which a roll-over is offered in accordance with Rule 8:

6.7A.1 Rule 6.7 shall not apply;

6.7A.2 each Option shall be exercisable in accordance with Rules 6.8, 6.9 and 7 only to the extent to which it is Vested immediately before the date of the Exit; and

6.7A.3 any New Option (as defined in Rule 8.1) shall continue to Vest in accordance with the relevant Agreement and shall be exercisable at any time to the extent Vested SAVE THAT notwithstanding Rules 6.3, 6.4 and 6.5 any New Option will be exercisable in full if the Option Holder ceases to be an employee of any Group Company as a result of a dismissal or termination by a Group Company for any reason other than Summary Dismissal at any time following such Exit.

6.8	If an Option becomes exercisable in connection with an Exit, the Directors will determine:

6.8.1	the period within which it may be exercised at the end of which it will cease to be exercisable and will not be capable of becoming exercisable again as a result of any provision of the Rules or the Agreement; and

6.8.2	the time or date on which it will lapse.

6.9	Subject to Rule 6.11 and notwithstanding Rule 6.7, the Directors may determine that an Option may be exercised immediately before, or conditional upon, an Exit but otherwise on the basis set out in Rules 6.7 and 6.8.

6.10	The Directors will notify an Option Holder as soon as practicable following any determination(s) made pursuant to Rules 6.7 to Rule 6.9 inclusive.

6.11	If following a Takeover the Company will be a subsidiary of a holding company where that holding company has substantially the same shareholders (with substantially the same proportionate shareholdings) as the Company immediately before the Takeover, the Option will not, unless the Directors determine otherwise, become exercisable pursuant to Rule 6.7 or 6.9 provided an Option Holder is offered the opportunity to release an Option in consideration of the grant of new rights over shares in the holding company which the Directors, acting reasonably, consider equivalent to the rights under an Option (the “Exchange Offer “). For the avoidance of doubt, if an Option Holder does not accept the Exchange Offer, the Option will lapse immediately.

6.12	An Option (or where relevant, any part of an Option) will lapse on the occurrence of the earliest of the following:

6.12.1	the tenth anniversary of the Date of Grant;

6.12.2	the earlier of the date on which:

6.12.2.1	the Option Holder ceases to be an employee of a Group Company (and does not immediately become an employee of another Group Company) for any reason other than as a Good Leaver; and

6.12.2.2	the date on which the Option Holder gives or receives notice to terminate his employment for any reason other than as a Good Leaver;

6.12.3	in respect of any part of the Option which does not Vest in accordance with Rule 6.5 (Good Leavers), the date on which the Option Holder ceases to be an employee of a Group Company as a Good Leaver;

6.12.4	the expiry of any applicable period determined in accordance with Rule 6.5 (Good Leavers);

6.12.5	the expiry of any applicable period determined in accordance with Rule 6.6 (Disqualifying Events);

6.12.6	the date or time determined in accordance with Rule 6.8.2;

6.12.7	the expiry of the period within which an Exchange Offer is stated to remain open for acceptance assuming the offer referred to in Rule 6.11 has not been validly accepted;

6.12.8	the expiry of the Replacement Period specified in Rule 8 (Roll-over);

6.12.9	the date or time determined in accordance with Rule 9 (Liquidation);

6.12.10	the date on which a resolution is passed, or an order is made by the Court, for the compulsory winding up of the Company;

6.12.11	the date on which the Directors determine that any applicable Performance Target(s) or other conditions have not been satisfied or are no longer capable of satisfaction and that the Option will not become exercisable;

6.12.12	the date on which the Option Holder becomes bankrupt or does or omits to do anything as a result of which he is deprived of the legal or beneficial ownership of the Option; and

6.12.13	any other date determined in accordance with the Agreement.

6.13	Where Rule 6.7A applies and the Shares subject to the New Option are securities in a corporation domiciled in a state located in the United States (a “U.S. Corporation”) the following provisions shall apply to the New Options instead of Rules 6.9 to 6.11 inclusive:

In the event of a merger of the Company with or into another corporation, or a Change in Control, each outstanding Option shall be assumed or an equivalent award substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation in a merger or Change in Control refuses to assume or substitute for the Option, then the Options shall fully vest, and each Option shall become fully exercisable. If an Option becomes fully vested and exercisable in lieu of assumption or substitution in the event of a merger or Change in Control, the Administrator shall notify the Option Holder in writing or electronically that the Option shall be fully exercisable for a period of time as determined by the Administrator, and the Option shall terminate upon expiration of such period. For the purposes of this Rule 6.13, an Option shall be considered assumed if, following the merger or Change in Control, the Option confers the right to purchase or receive, for each Share subject to the Option immediately prior to the merger or Change in Control, the consideration (whether stock, cash, or other securities or property) received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option, for each Share subject to the Option, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of common stock in the merger or Change in Control.

7.	EXERCISE OF OPTIONS

7.1	An Option will be exercisable in whole or in part by notice in writing (in the form prescribed by the Company from time to time) given by the Option Holder (or his personal representatives as the case may be) to the Grantor (and if different, the Company). The notice of exercise of the Option will be accompanied by a remittance in cleared funds for the aggregate of the Option Prices payable unless the Grantor has agreed an alternative arrangement. The effective date of exercise will be the date on which the company secretary or his agent processes such notice once he is satisfied that all necessary documentation and information has been provided.

7.2	Subject to Rule 7.3, within 30 days of the exercise of an Option, the Directors will allot or procure the transfer of the Shares in respect of which the Option has been validly exercised and will issue a definitive certificate in respect of the Shares allotted or transferred, unless the Directors consider that such allotment or transfer would not be lawful in the relevant jurisdiction. Shares so allotted or transferred will be held subject to the Articles.

7.3	An Option Holder unconditionally and irrevocably agrees as a condition of his right to exercise an Option:

7.3.1	to the extent lawful and unless the Directors determine otherwise, to there being recovered from him an amount equal to any liability to employer’s social security or similar contributions (including, but without limitation, secondary class 1 (employer’s) national insurance contributions) which arises as a consequence of or in connection with the exercise of the Option;

7.3.2	if required by the Directors, and to the extent lawful, to enter into any election or agreement required by the Directors (including, but without limitation, a joint election of the type referred to in paragraph 3B of Schedule 1 to the Social Security Contributions and Benefits Act 1992) under which the liability for any employer’s social security contributions (including, but without limitation, secondary class 1 (employers) national insurance contributions) which arises as a consequence of or in connection with the exercise of an Option is transferred to the Option Holder;

7.3.3	to place the Company in funds and to indemnify the Company in respect of:

7.3.3.1	all liability to tax (including for the avoidance of doubt income tax) which the Company is or may be liable to account for on behalf of the Option Holder to any taxation authority (including, but without limitation, through the PAYE system);

7.3.3.2	all liability to social security or similar contributions which the Company is or may be liable to account for (or, for which it has agreed to account) on behalf of the Option Holder to any taxation authority (including, but without limitation, primary class 1 (employee’s) national insurance contributions and secondary class 1 (employer’s) national insurance contributions and/or other employer’s social security contributions, where the liability for which has been transferred to Option Holder); and

7.3.3.3	all liability to employer’s social security or similar contributions which the Option Holder is required to pay in accordance with Rule 7.3.1 or 7.3.2,

in each case which arises as a consequence of or in connection with the exercise of the Option and the disposal and/or purchase of the Shares acquired pursuant to this Option, together the “Tax Liability”;

7.3.4	to permit the Company to sell at the best price which it can reasonably obtain such number of Shares allocated or allotted to the Option Holder following exercise as will provide an amount equal to the Tax Liability (as defined in clause 7.3.3 above) and/or to have withheld from any amounts due to him from the Company, an amount equal to the Tax Liability; and

7.3.5	to sign, promptly, all documents required by the Company to effect the terms of this provision.

7.4	References in Rule 7.3 to the “Company” will, if applicable, be construed as references to the “Group” or any member of the Group.

7.5	An Option Holder unconditionally and irrevocably agrees that in the event of a release, assignment or cancellation of the Option or the receipt by an “Associated Person” (as defined in section 472 ITEPA) of a benefit in connection with the Option, Rules 7.3 and 7.4 will apply as if the reference to “exercise” was a reference to such release, assignment, cancellation or receipt of a benefit by an Associated Person.

7.6	If the Directors so determine, the exercise of an Option will be conditional on the Option Holder executing a tax election under section 431(1) of ITEPA to disapply fully the provisions of Chapter 2 of Part 7 of ITEPA in respect of restricted securities in such form as is approved by or agreed with HMRC under the terms of section 431(5) of ITEPA.

7.7	If under the terms of a resolution passed or an announcement made by the Company prior to the date of exercise of an Option, a dividend is to be, or is proposed to be, paid to holders of Shares on the register on a date after the effective date of exercise, the Shares to be issued following such exercise will not rank for such dividend. Subject as aforesaid the Shares so to be issued will be identical and rank pari passu in all respects with the fully paid Shares then in issue.

7.8	Notwithstanding any other provision in this Rule 7, the exercise of any Option (in whole or in part) will not be permitted unless the Directors are satisfied at the relevant time that all conditions relating to such exercise pursuant to the Agreement and/or these Rules have been met and (if then applicable) that such exercise would not be in breach of any applicable laws, codes or regulations relating to the acquisition of securities, or any internal code of the Company.

7.9	The Company will use all reasonable endeavours to procure that, as soon as reasonably practicable after the issue of Shares pursuant to the exercise of an Option, if the Shares previously in issue are then admitted to the Official List of the UK Listing Authority or any

other Securities Market that the directors so determine, permission will be granted by the UK Listing Authority, or such other Securities Market for the new shares to be so listed or admitted.

8.	ROLL-OVER

8.1	If an Acquiring Company:

8.1.1	obtains Control of the Company as a result of making:

8.1.1.1	a general offer to acquire the whole of the issued ordinary share capital of the Company which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company; or

8.1.1.2	a general offer to acquire all issued shares in the Company which are of the same class as the Option Shares;

8.1.2	obtains Control of the Company in pursuance of a compromise or arrangement sanctioned by the court under Part 26 of the Companies Act 2006 (or sanctioned under any other similar law of another jurisdiction);

8.1.3	becomes bound or entitled to acquire Shares under sections 974-982 (inclusive) of the Companies Act 2006 (or similar law of another jurisdiction); or

8.1.4	obtains all the Shares of the Company as a result of a Qualifying Exchange of Shares;

an Option Holder may at any time within the Replacement Period, by agreement with the Acquiring Company, release his Option in consideration of the grant to him of rights comprised in a new option (“New Option”) which is equivalent to his Option but relates to shares in the Acquiring Company itself. If such agreement is reached, the Option Holder will be entitled to release his Option in consideration of the grant to him of a New Option PROVIDED THAT in respect of EMI Options:

8.1.5	the New Option is granted to the holder of the Option by reason of his employment;

8.1.5.1	with the Acquiring Company or,

8.1.5.2	if that company is a parent company, with that company or another member of the Group.

8.1.6	at the time of the release of rights under the EMI Option, the requirements of

8.1.6.1	paragraph 4 of Schedule 5 (purpose of granting option), and

8.1.6.2	paragraph 7 of Schedule 5 (maximum value of options in respect of the relevant company’s shares) on the basis set out in paragraph 43 of Schedule 5;

are met in relation to the New Option;

8.1.7	at that time, the independence requirement (as set out in paragraph 9 of Schedule 5) and the trading activities requirement (as set out in paragraphs 13 - 23 of Schedule 5) are met in relation to the Acquiring Company;

8.1.8	at that time, the individual to whom the New Option is granted is an Eligible Employee in relation to the Acquiring Company;

8.1.9	at that time, the requirements of Part 5 of Schedule 5 are met in relation to the New Option;

8.1.10	the total Market Value, immediately before the release, of the Shares which were subject to the EMI Option is equal to the total Market Value, immediately after the grant of the New Option, of the shares in respect of which the New Option is granted; and

8.1.11	the total amount payable by the employee for the acquisition of shares in pursuance of the New Option is equal to the total amount that would have been payable for the acquisition of shares in pursuance of the EMI Option.

8.2	The New Option will, for all other purposes of the Scheme, be treated as having been acquired at the same time as the Option in return for the release of which it is granted.

8.3	References to Shares will, in relation to the New Option, be taken as references to the shares of the company whose shares are scheme shares. References to the “Company” will, where appropriate, be taken to be references to the company whose shares are the subject of the New Option.

8.4	In the event of a Qualifying Exchange of Shares, if the Option Holder is offered a New Option and does not accept the offer within the period set out in the offer the Option will lapse immediately on the expiry of that period and cease to be capable of exercise under any of the provisions of these Rules.

9.	LIQUIDATION

9.1	If notice is duly given of a general meeting at which a resolution will be proposed for the voluntary winding-up of the Company, unless the Directors in their absolute discretion determine otherwise, all Options will (to the extent that they have not been exercised) lapse and cease to be exercisable upon the passing or defeat of the resolution or the general meeting is concluded or adjourned ‘sine die’, whichever shall first occur. Where the Directors determine that an Option shall not lapse they may also determine that an Option may be exercised as well as the extent and period within which it can be exercised.

9.2	Where Rule 6.7A applies and the Shares subject to the New Option are securities in a U.S. Corporation the following provisions shall apply:

In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Option Holder as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Option will terminate immediately prior to the consummation of such proposed action.

10.	VARIATION OF SHARE CAPITAL

10.1	Upon the occurrence of any Relevant Event, the number or nominal value of Shares comprised in each Option and the Option Price thereunder may be adjusted in such manner (including retrospective adjustment where a Relevant Event occurs after the date of exercise of an Option but the record date relating to such Relevant Event precedes such date of exercise) as the Directors may deem appropriate, provided always that no material increase will be made to the aggregate Option Price in respect of any Option. Notice of any such adjustments to the terms of the Options will be given in writing to the Option Holders by the Directors. No adjustment will cause Shares to be issued at less than their nominal value (save as permitted by Rule 10.2).

10.2

Any adjustment made to the Option Price of an Option granted over unissued Shares which would have the effect of reducing the Option Price to less than the nominal value of a Share, will only be made if and to the extent that the Directors are authorised to capitalise from the reserves of the Company a sum equal to the amount by which the aggregate nominal value of the Shares in respect of which the Option is exercisable exceeds the adjusted aggregate Option Price. The Directors may apply such sum in paying up such shortfall on such Shares so that on the exercise of any Option in respect of which such a reduction will have been made, the Directors will capitalise such sum (if any) and apply the same in paying up such amount as aforesaid.

10.3	Where an Option subsists over both issued and unissued Shares, an adjustment may only be made under Rule 10 if the reduction of the Option Price in relation to Options over both issued and unissued Shares can be made to the same extent.

10.4	Where Rule 6.7A applies and the Shares subject to the New Option are securities in a US corporation the following provisions shall apply to the New Option instead of Rules 10.1 to 10.3 inclusive:

In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Scheme, may (in its sole discretion) adjust the number and class of Shares that may be delivered under the Scheme and/or the number, class, and price of Shares covered by each outstanding Option.

11.	DATA PROTECTION

11.1	The Company, the Grantor and the Employer Company (if different) from time to time will collect, hold and process Option Holders’ personal information for the purposes of the administration of this Scheme. The Company the Grantor and the Employer Company (if different) will not use such personal information for any purpose other than the administration of the Scheme, unless the Option Holder’s consent to that use is obtained.

11.2	It may be necessary for the Company, the Grantor and the Employer Company (if different) from time to time or a member of the Group to forward such personal information to a third party administrator or a member of the Group outside the European Economic Area for processing for the purposes of this Scheme. A transfer of such personal information for these purposes will not be made unless the Option Holder consents to the transfer and/or it is necessary for the entering into, performance or conclusion of the Agreement between the Option Holder and the Company.

12.	ADMINISTRATION

12.1	The decision of the Directors in relation to any dispute or question affecting any Option Holder or as to any rights or obligations of any person hereunder or in relation to the construction or effect hereof will be final and conclusive.

12.2	The Company may, but will not be obliged to, provide Eligible Employees or Option Holders with copies of any notices circulars or other documents sent to shareholders of the Company.

13.	AMENDMENTS

13.1	The Directors may amend the Rules and the terms of the Agreement by resolution (and where the Grantor is not the Company with the written consent of the Grantor) provided that no alteration will be effective to abrogate or alter adversely any subsisting rights of an Option Holder except:

13.1.1	where the rights are enjoyed by a single Option Holder and are not enjoyed by any other Option Holder or class of Option Holders, it is made with the written consent of that Option Holder; or

13.1.2	where the rights are enjoyed by all Option Holders or any class of Option Holders then:

13.1.2.1	with the consent in writing of such number of Option Holders or class of Option Holders (as the case may be) as hold Options under the Scheme to acquire 75 per cent (75%) of the Shares which would be issued or transferred if all Options granted and subsisting under the Scheme were exercised; or

13.1.2.2	by a resolution at a meeting of Option Holders or class of Option Holders passed by not less than 75 per cent (75%) of the Option Holders who attend and vote either in person or by proxy;

and for the purpose of this Rule 13.1, the Directors shall determine whether the Option Holders constitute one class of Option Holders or more than one class of Option Holders on such basis as they shall determine.

13.2	Notwithstanding Rule 13.1, the Directors may amend the provisions of this Scheme and/or any Agreement and the terms of any Options as they consider necessary or desirable in order to:

13.2.1	make them more effective or easier for the administration of this Scheme;

13.2.2	comply with or take account of the provisions of any proposed or existing legislation;

13.2.3	take account of any Takeover, Sale or Listing; or

13.2.4	obtain or maintain favourable tax or regulatory treatment for the Company or any member of the Group or any Option Holder,

without the need for the consent of Option Holders provided that such amendments or additions do not affect the basic principles of this Scheme and/or any Agreement.

13.3	Notwithstanding Rule 13.1, if HMRC raise a notice of enquiry pursuant to paragraph 46 of Schedule 5 and conclude that the requirements of Schedule 5 have not been met in relation to this Scheme and/or any Agreement (as the case may be) the Directors may alter the Rules of this Scheme as may be necessary to ensure that the requirements of Schedule 5 have been or are met.

13.4	No amendment will have effect if it would cause Options (current or new) which are intended to be or remain EMI Options, as appropriate, to cease to satisfy the provisions of Schedule 5.

14.	GENERAL

14.1	This Scheme will commence upon the date the Directors adopt the Scheme and will terminate on the expiry of the period of ten years from such date. On termination no further Options may be granted but such termination will be without prejudice to any accrued rights in existence at the date thereof.

14.2	The Company will at all times ensure that there are sufficient Shares available for issue or to be transferred in satisfaction of the exercise of all outstanding Options.

14.3	Notwithstanding any other provision of this Scheme, the grant of an Option will not form part of the Option Holder’s entitlement to remuneration or benefits pursuant to his contract of employment nor does the existence of a contract of employment between any person and any member of the Group give such person any right or entitlement to have an Option granted to him in respect of any number of Shares or any expectation that an Option will or might be granted to him whether subject to any conditions or at all.

14.4	The rights and obligations of an Option Holder under the terms of his contract of employment with any member of the Group will not be affected by the grant of an Option.

14.5	An Option Holder will not be entitled to any compensation or damages for any loss or potential loss which he may suffer by reason of being or becoming unable to exercise an Option in consequence of the loss or termination of his office or employment with any member of the Group for any reason or for any other reason which may cause the Option to lapse (including, without limitation, any breach of contract by his employer) or in any other circumstances whatsoever.

14.6	Any notice or other communication in connection with the Scheme shall be sufficiently given if delivered by electronic mail, personal delivery, first class post or airmail or any other written means which the Grantor and/or Company and Eligible Employees use to communicate with each other. Any notice or communication from an Eligible Employee to the Grantor and/or Company should be sent to the registered office of the Grantor and/or Company, by email or facsimile number as the Company shall prescribe. Any notice or communication from the Grantor and/or Company to an Eligible Employee should be sent to the individual’s last known email or postal address in the records of the Company, as appropriate, and if so sent shall be deemed to have been duly given on the date of posting. Any notice or document so sent to an Eligible Employee shall be deemed to have been duly delivered notwithstanding that he is then deceased (and whether or not the Grantor and/or Company has notice of his death) except where his legal personal representatives have established their title to the satisfaction of the Grantor and/or Company and supplied to the Grantor and/or Company an address to which documents are to be sent.

15.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

Except as expressly provided by the Company, a person who is not an Option Holder, a Grantor or a company which is not a member of the Group has no right under the Contracts (Rights of Third Parties) Act 1999 to rely upon or enforce any provisions of this Scheme, but this does not affect any right or remedy of a third party which exists or is available apart from that Act. No Option Holder may declare himself a trustee of his rights under this Scheme for the benefit of any third parties.

16.	GOVERNING LAW

This Scheme and all Options granted under it will be governed by and construed in accordance with English law and subject to the exclusive jurisdiction of the English courts.